[EY Letterhead]

EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption 'Experts' in the Registration Statement (Form F-3) and related Prospectus of TOP SHIPS INC. (formerly known as Top Tankers Inc.) for the registration of 7,268,692 shares of its common stock and to the incorporation by reference therein of our report dated February 24, 2006 with respect to the consolidated financial statements of TOP SHIPS INC., included in its Annual Report (Form 20-F) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young

July 3, 2008
Athens, Greece